EXHIBIT B

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of October 2, 2025 by and between Elements Corporate Services Limited (“Purchaser”) and David Lazar (the “Selling Party”). The Purchaser and the Selling Party are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.
RECITALS
WHEREAS, the Selling Party is the holder of (i) 1,481,980 shares (the “ Lazar Common Shares”) of common stock, $0.01 par value per share (the “Common Stock”) of FiEE, Inc., a Delaware corporation (the “Company”); (ii) a warrant to purchase 404,002 shares of the Company’s Common Stock (the “Lazar Warrant”), (iii) a promissory note made by the Company in favor of Selling Party in the amount of $300,000 that is convertible into shares of the Company’s Common Stock at a conversion price per share equal to $0.25 per share (the “Lazar Convertible Note”); and (iv) 54,652 shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Lazar Preferred Shares” and, collectively with the Lazar Common Shares, the Lazar Warrant, and the Lazar Convertible Note, the “Securities”), of the Company; and
WHEREAS, pursuant to the terms and conditions of this Agreement, Selling Party desires to sell, and Purchaser desires to purchase, all of the Selling Party’s rights, title, and interest in and to all of the Securities as further described herein.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
1. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, Selling Party shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall accept and purchase, the Securities and any and all rights in the Securities to which Selling Party is entitled, for the aggregate purchase price of $4,130,534.20 (the “Purchase Price,” as also identically defined under Section 2(b) below), and by doing so Selling Party shall be deemed to have assigned all of his rights, titles and interest in and to the Securities to Purchaser. The Purchase Price includes a service fee equal to 5% of the Purchase Price or $206,526.71 (“Service Fee”) which shall be paid at the Final Closing to Purchaser’s financial advisor named Yushuang Hu (“Financial Advisor”) according to Section 4(e) herein. In the event that the Final Closing does not take place, the Service Fee shall be calculated on a pro rata basis according to the actually paid portion of the Purchase Price.
2. Consideration.
(a) In consideration for the sale and transfer of such portion of the Lazar Convertible Note convertible into 953,201 shares of Common Stock (the “Transferred Note Portion”), Purchaser, or its designated person, shall pay to Selling Party $1,239,161.30 (the “ Initial Payment”) upon receipt by the Purchaser of proof of transfer of the Transferred Note Portion (the “Initial Closing”).
(b) In consideration for the sale of the remainder of Securities, Purchaser, or its designated person, shall deposit with Chan King Wong and Co. (the “Escrow Agent”), $2,891,372.90 prior to December 31, 2025 (the “Final Payment,” and along with the Initial Payment, the "Purchase Price") to be disbursed by the Escrow Agent as directed by the Selling Party and agreed by the Purchaser upon receipt by the Purchaser of proof of ownership of all of the Securities (the “Final Closing”).
3. Voting of Securities.
3.1 Selling Party agrees and covenants that at any meeting of the shareholders of the Company and/or in connection Common Stock shall be voted in the manner and to the effect determined in the sole and absolute discretion of and by Purchaser in his sole and absolute discretion upon the deposit of the Purchase Price with the Escrow Agent. Accordingly, from such deposit of the Purchase Price with the Escrow Agent until transfer of title of the Securities to Purchaser, the Selling Party shall not vote or attempt to vote any of his Securities without the expressed direction and authorization of Purchaser, and any such prohibited exercise by any Selling Party of voting or approval rights shall be void and of no force and effect.

3.2 Purchaser hereby accepts her appointment as proxy of the Selling Party upon deposit of the Purchase Price with the Escrow Agent.
3.3 Intentionally Omitted.
3.4 The voting of the Securities pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Securities pursuant to the Agreement need not make explicit reference to the terms of this Agreement.
4. Closings; Deliveries.
(a) The Initial Closing shall be held immediately following mutual delivery of this Agreement executed by both Parties, subject to (i) receipt by Selling Party of the Initial Payment and (ii) receipt by the Purchaser from Selling Party of proof of transfer of the Transferred Note Portion.
(b) At the Initial Closing, Selling Party shall provide Purchaser with its wire instructions and Purchaser shall provide proof of remittance of the Initial Payment.
(c) The Final Closing shall be held on or before December 31, 2025 (the “Final Closing Date”), subject to (i) receipt by the Escrow Agent of the Final Payment and (ii) receipt by the Purchaser from the Company’s transfer agent of the book-entry Statement or other source, and the transfer information.
(d) At the Final Closing, Selling Party shall cause the transfer agent to deliver to Purchaser (A) a book-entry statement and any other instruments of transfer, if applicable and (B) any documentary evidence of the due recordation in the Company's share register of Purchaser's full title to the Securities.
(e) At the Final Closing, each of Selling Party and Purchaser shall provide its written instructions to the Escrow Agent to (i) release the sum to settle the Service Fee from the Final Payment to the Financial Advisor and (ii) deliver remaining proceeds of the Final Payment to Selling Party, and/or their assignees, by wire transfer to accounts designated by the Selling Party.
(f) In the event that any portion of the Final Payment is not received by the Escrow Agent prior to the Final Closing Date, the ownership of the Securities, other than the Transferred Note Portion and the other portion of the Securities otherwise paid for, shall remain with or be returned to Selling Party, and the further rights and obligations hereunder will be deemed null and void.
5. Representations and Warranties of Selling Party. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Selling Party represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:
5.1 Authority. Selling Party has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of Selling Party, enforceable against Selling Party in accordance with the terms hereof.
5.2 Ownership. Selling Party is the sole record and beneficial owner of the Securities, has good and marketable title to the Securities, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, and has full legal right and power to sell, transfer and deliver the Securities to Purchaser in accordance with this Agreement. “Encumbrances” means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. Upon the execution and delivery of this Agreement, Purchaser will receive good and marketable title to the Securities, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations. There are no stockholders’ agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Securities.
5.3 Valid Issuance. The Securities are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights.
5.4 No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which any of the Selling Party is a party or by which any is bound, or to which the Securities are subject; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Selling Party or the Securities.

5.5 No Consent. Other than the consent of the Company required under Section 10.3 of the Lazar Convertible Note, no consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Selling Party of any of the transactions on its part contemplated under this Agreement.
5.6 No Other Interest. Neither the Selling Party nor any of his affiliates has any interest, direct or indirect, in any shares of capital stock or other equity in the Company, other than the Securities.
5.7 Further Assistance. The Selling Party agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.
5.8 Affiliate Status. At the time of issuance or purchase of the Securities, the Selling Party was an “affiliate,” as defined in Rule 144(a), promulgated under Section 4(a)(1) of the Securities Act of 1933.
6. Representations and Warranties of Purchaser. As an inducement to Selling Party to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to Selling Party as follows:
6.1 Authority. Purchaser has the right, power, corporate authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof.
6.2 No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by Purchaser of any of the transactions on its part contemplated under this Agreement.
6.3 No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which Purchaser is a party or by which he is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Purchaser.
6.4 Potential Loss of Investment. Purchaser understands that an investment in the Securities is a speculative investment which involves a high degree of risk and the potential loss of his entire investment.
6.5 Receipt of Information. Purchaser has received all documents, records, books and other information pertaining to his investment that has been requested by Purchaser. Purchaser has reviewed all the publicly available information regarding the Company, prior to such date, which can be located on sec.gov, and State of Delaware Secretary of the State web site.
6.6 No Advertising. At no time was Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.
6.7 Investment Experience. Purchaser (either by herself or with her advisors) is (i) experienced in making investments of the kind described in this Agreement, (ii) able, by reason of her business and financial experience to protect her own interests in connection with the transactions described in this Agreement, and (iii) able to afford the entire loss of her investment in the Securities.
6.8 Investment Purposes. Purchaser is acquiring the restricted Securities for a long-term investment holding purpose, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part.

7. Indemnification.
7.1 Indemnification. Each party hereto shall indemnify and hold harmless the other party and such other party’s agents, beneficiaries, affiliates, representatives and their respective successors and assigns from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or nonfulfillment of any of the representations and warranties of such party to this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, as limited by the knowledge qualifier(s) applicable thereto and (b) any failure by such party to perform or comply with any agreement, covenant or obligation in this Agreement.
7.2 Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations.
8. Prohibition, on Sales or Transfers. Selling Party hereby agrees that from the date hereof until Final Closing Date, Selling Party will not (a) offer, sell, contract to sell, pledge, give, donate, transfer or otherwise dispose of, directly or indirectly, any of the Securities, (b) enter into a transaction which would have the same effect, or (c) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic or voting consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.
9. Miscellaneous.
9.1 Further Assurances. From time to time, whether at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.
9.2 Notices. All notices or other communications required or permitted hereunder shall be in writing shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent to the addresses of the parties as indicated on the signature page hereto. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.
9.3 Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the parties agree to submit to the jurisdiction of the federal or state courts located in Wilmington, Delaware in any actions or proceedings arising out of or relating to this Agreement. Each of the parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 9.2 above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.
9.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.
9.5 Assignment. Each party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party’s prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.
9.6 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

9.7 Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.
9.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
9.9 Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
9.10 Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.
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IN WITNESS WHEREOF, the Parties have duly executed this Securities Purchase Agreement as of the date first above written.
SELLING PARTY
David Lazar
/s/ David Lazar

PURCHASER
Elements Corporate Services Limited
/s/ Wong Man Ching
Director: Wong Man Ching